Exhibit 4.4

December  21, 2012

Ingredion Incorporated
5 Westbrook Corporate Center
Westchester, IL  60154

Re:  Amendment No. 2 to Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to the Private Shelf Agreement, dated as of March 25, 2010, as amended by Amendment No. to Private Shelf Agreement (the “Private Shelf Agreement”), between Ingredion Incorporated, a Delaware corporation formerly known as Corn Products International, Inc., (the “Company”), on one hand, and Prudential Investment Management, Inc. (“Prudential”), and each Prudential Affiliate which has become or becomes bound by certain provisions thereof as therein provided, on the other hand.  Capitalized terms used herein that are not otherwise defined herein shall have the meaning specified in the Private Shelf Agreement, as amended hereby.

The Company has requested certain amendments to the Private Shelf Agreement as set forth below.  Subject to the terms and conditions hereof, and effective upon the satisfaction of the conditions set forth herein, Prudential and the holders of the Notes executing this letter are willing to agree to the Company’s request.  Accordingly, and in accordance with the provisions of paragraph 11C of the Private Shelf Agreement, the parties hereto agree as follows:

SECTION 1.        Amendments to the Private Shelf Agreement.  From and after the Effective Date (as defined in Section 3 hereof), the Private Shelf Agreement is amended as follows:

1.1          Paragraph 6B of the Private Shelf Agreement is amended by deleting the word “or” at the end of subparagraph 6B(vi), deleting the period at the end of subparagraph 6(b)(vii) and inserting “, or” in place thereof and inserting a new subparagraph (vii) immediately thereafter as follows:

(viii)        customary Liens and setoff rights securing obligations in respect of notional pooling cash management arrangements;

1.2.         The last sentence of Paragraph 10C of the Private Shelf Agreement is amending by deleting that sentence and substituting therefore the following sentences:

“Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or update having a similar result or effect) to value any indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or update having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described in such provision and (iii) in a manner such that any obligations relating to a lease that (A), in accordance with GAAP as in effect on October 22, 2012, would be accounted for by the Company as an operating lease or (B) was so accounted for on October 22, 2012, whether or not amended such that it would be reassessed as a capital lease under the transition guidance in EITF Issue No. 01-8, “Determining Whether an Arrangement Contains a Lease,” shall, in either case, be accounted for as obligations relating to an operating lease and not as obligations relating to a Capitalized Lease or as Capitalized Lease Obligations (and shall not constitute indebtedness hereunder).”

1.3          Clause (iii) of the first sentence of Paragraph 11J of the Private Shelf Agreement is amended by substituting “Ingredion Incorporated” for “Corn Products International, Inc.” and substituting “Christine M. Castellano, Senior Vice President, General Counsel and Corporate Secretary” for “Mary Ann Hynes, Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer.”

1.4          The Form of Shelf Note set forth as Exhibit A to the Private Shelf Agreement is amended by substituting “Ingredion Incorporated” for “Corn Products International, Inc.” in each instance where “Corn Products International, Inc.” appears in the Form of Shelf Note.

1.5          The Form of Request for Purchase set forth as Exhibit B to the Private Shelf Agreement is amended by substituting “Ingredion Incorporated” for “Corn Products International, Inc.” in each instance where “Corn Products International, Inc.” appears in the Form of Request for Purchase.

1.6          The Form of Confirmation of Acceptance set forth as Exhibit C to the Private Shelf Agreement is amended by substituting “Ingredion Incorporated” for “Corn Products International, Inc.” in each instance where “Corn Products International, Inc.” appears in the Form of Confirmation of Acceptance.

SECTION 2.        Representations and Warranties.  The Company represents and warrants that (a) the execution and delivery of this letter has been duly authorized by all necessary corporate action on behalf of the Company and this letter has been executed and delivered by a duly authorized officer of the Company, (b) each representation and warranty set forth in paragraph 8 of the Private Shelf Agreement and the other

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Transaction Documents to which it is a party, is true and correct in all material respects as of the date of execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date) and (c) no Event of Default or Default exists or has occurred and is continuing on the date hereof.

SECTION 3.        Conditions Precedent.  The amendments in Section 1 of this letter shall become effective as of the date (the “Effective Date”) that each of the following conditions has been satisfied:

3.1          Documents.          Prudential and each holder of the Notes shall have received original counterparts of this letter, duly executed and delivered by the Company, Prudential and the Required Holders.

3.2.         Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Prudential and holders of the Notes, and Prudential and holders of the Notes shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 4.        Reference to and Effect on Private Shelf Agreement; Ratification of Transaction Documents.  Upon the effectiveness of the amendments in Section 1 of this letter, each reference to the Private Shelf Agreement in any other document, instrument or agreement shall mean and be a reference to the Private Shelf Agreement as modified by this letter.  Except as specifically set forth in Section 1 hereof, the Private Shelf Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  Except as expressly amended hereby, each of the other Transaction Documents are hereby ratified and confirmed in all respects and shall continue in full force and effect.  Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Private Shelf Agreement or any Note, (b) operate as a waiver of any right, power or remedy of any holder of the Notes, or (c) constitute a waiver of, or consent to any departure from, any provision of the Private Shelf Agreement or any Note at any time.  The execution, delivery and effectiveness of this letter shall not be construed as a course of dealing or other implication that any holder of the Notes has agreed to or is prepared to grant any consents or agree to any waiver to the Private Shelf Agreement in the future, whether or not under similar circumstances.

SECTION 5.        Expenses.  The Company hereby confirms its obligations under the Private Shelf Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential or any holder of the Notes, all reasonable and invoiced out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by Prudential or any holder of the Notes in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal

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investigative demand issued in connection with this letter agreement or the transactions contemplated hereby.  The obligations of the Company under this Section 5 shall survive transfer by any holder of any Note and payment of any Note.

SECTION 6.        Governing Law.  THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 7.        Counterparts; Section Titles.  This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signature pages follow]

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Very truly yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ G. A. Colletta
Vice President

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By:	/s/ G. A. Colletta
Vice President

THE PRUDENTIAL LIFE INSURANCE
COMPANY, LTD.

By:	Prudential Investment Management (Japan),
Inc., as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ G. A. Colletta
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan),
Inc., as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ G. A. Colletta
Vice President

Amendment No. 2 to Private Shelf Agreement

UNITED OF OMAHA LIFE INSURANCE
COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ G. A. Colletta
Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ G. A. Colletta
Vice President

Amendment No. 2 to Private Shelf Agreement

The foregoing Agreement is hereby accepted as of the date first above written.

INGREDION INCORPORATED

By:	/s/ Cheryl K. Beebe
Name:	Cheryl K. Beebe
Title:	Executive Vice President and Chief Financial Officer

By:	Kimberly A. Hunter
Name:	Kimberly A. Hunter
Title:	Corporate Treasurer